SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

April 23, 2020

Date of Report (Date of earliest event reported)

Zion Oil & Gas, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-33228	20-0065053
(Commission File Number)	(IRS Employer Identification No.)

12655 North Central Expressway, Suite 1000, Dallas, TX 75243

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: 214-221-4610

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common	ZN	Nasdaq Capital Market

Item 8.01. Other Events.

As previously disclosed, by letter dated March 13, 2020, the Nasdaq Hearing Panel (the “Panel”) granted an extension to Zion Oil & Gas, Inc. (the “Company”) for continued listing on The Nasdaq Stock Market LLC (“Nasdaq”), subject to the Company demonstrating compliance with the minimum $1.00 bid price requirement, as set forth in Nasdaq Listing Rule 5550(a)(2) (the “Rule”), on or before June 26, 2020.

On April 16, 2020, the minimum bid price requirement and market value of publicly held shares requirement (the “Price-Based Requirements”) were temporarily tolled by Nasdaq through June 30, 2020. As a result, companies presently in compliance periods for any Price-Based Requirements will remain at that same stage of the process and will not be subject to being delisted for these matters. Thereafter, starting July 1, 2020, companies will receive the balance of any pending compliance period in effect at the start of the tolling period to regain compliance.

Accordingly, upon reinstatement of the Price-Based Requirements, the Company will have through September 8, 2020 to regain compliance. In order to evidence compliance with the Rule, the Company must evidence a closing bid price of at least $1.00 per share for a minimum of 10 consecutive trading days. The Company is diligently working to evidence compliance with the Rule; however, there can be no assurance that it will be able to do so.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Zion Oil and Gas, Inc.

Date: April 27, 2020	By:	/s/ John M. Brown
John M. Brown
Chief Executive Officer